Filed pursuant to Rule 433
Registration Nos. 333-170703
and 333-170703-02

Free Writing Prospectus
Dated September 14, 2011

*NEW ISSUE* $850mm CNH 2011-B   **PRICED**

JOINT LEADS:	RBS(str),Barc
CO MANAGERS:	CA,Citi,RBC,SG

Cl	$Sz-mm	S/F*	WAL	L.FINAL	E.FINAL	BNCH	SPD	%YLD	%CPN	PX
A1	212.000	A-1+/F1+	0.38	10/12/12	05/15/12	IntL	-5	0.38439	0.38439	100-00
A2	298.000	AAA/AAA	1.17	12/15/14	06/15/13	EDSF	+20	0.721	0.71	99.98848
A3	244.000	AAA/AAA	2.48	08/15/16	03/15/15	ISWAPS	+33	0.919	0.91	99.98223
A4	96.000	AAA/AAA	3.74	09/15/17	07/15/15	ISWAPS	+46	1.303	1.29	99.96539
B	25.838	A+/A	3.82	03/15/18	07/15/15	ISWAPS	+140	2.263	2.25	99.99124

*Expected ratings

BILL & DELIVER	: RBS
EXPECTED SETTLEMENT DATE	: Sep 21, 2011
FIRST PAYMENT DATE	: Oct 17, 2011
Public/144A	: PUBLIC
ERISA-Eligible	: Yes
BLOOMBERG TICKER	: CNH 2011-B

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.